EXHIBIT 10.6
CADENCE DESIGN SYSTEMS, INC.

Restricted Stock Unit Agreement
Omnibus Equity Incentive Plan
(the “Plan”) (rTSR)

Cadence Design Systems, Inc. (the “Company”) grants the participant named below (the “Participant”) Restricted Stock Units pursuant to the Plan as set forth below (the “Award”). Each Restricted Stock Unit represents the right to receive up to two Shares (as adjusted from time to time pursuant to the Plan), subject to vesting and other conditions set forth in this Agreement (as defined below).
This Award is subject to the terms and conditions set forth in this Restricted Stock Unit Agreement, including the performance-based vesting conditions contained in Exhibit A attached hereto, the list of companies included in either the S&P MidCap 400 Information Technology Index or the S&P 500 IT Index as of the Date of Award as set forth on Exhibit B attached hereto, and additional terms and conditions contained in the appendix attached hereto (the “Appendix”) (collectively, this “Agreement”), and in the Plan located at the Company’s Employee Stock Services’ intranet webpage (located at https://cadence.sharepoint.com/sites/legal/sitepages/employeestockservices.aspx); provided, however, if there is a conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement will govern.
Moreover, in the event of a conflict between the terms of this Agreement (read together with the Plan) and the terms of a written employment agreement, the transition and release agreement attached to the Participant’s employment agreement (the “Transition Agreement”), severance plan or other similar agreement between the Participant and the Company that has been approved by the Board (as defined below) (collectively, the “Written Agreements”), the terms of the Written Agreement(s) shall prevail, except that (i) the vesting and acceleration of vesting terms herein shall, with respect to this Award, supersede such corresponding terms in the Written Agreements, and (ii) in connection with a Change in Control, Section 5 of Exhibit A hereto (including the definition of “Change in Control” as incorporated by reference to the Plan) shall, with respect to this Award, supersede any corresponding change in control sections in the Written Agreements.
Capitalized terms that are not defined herein will have the meanings set forth in the Plan.

Participant: [●]
ID Number: [●]
Restricted Stock Unit Number: [●]
Date of Award: [●]
Maximum Number of Shares Subject to the Restricted Stock Units (the “Shares”): [2x the number of RSUs]
Vesting Commencement Date: [●]
Vesting Schedule:

Except as otherwise provided in this Agreement, if the Participant maintains Continuous Status as an Employee from the Date of Award through the applicable Vesting Date (as defined in Exhibit A), 33% of the Restricted Stock Units will vest on March 15, 2026, 33% of the Restricted Stock Units will vest on March 15, 2027,

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and 34% of the Restricted Stock Units will vest on March 15, 2028. The number of Shares (as defined in Exhibit A) issuable in respect of any vested Restricted Stock Units (if any) shall be the number of Earned Shares (as defined in Exhibit A) determined in accordance with the performance-based vesting conditions set forth on Exhibit A (the “Performance Goals”).
Settlement. Except as otherwise provided for herein and subject to the fulfillment of the vesting and other conditions set forth in this Agreement and Section 3 of Exhibit A hereto, settlement of the vested Restricted Stock Units, if any, shall be effected in the form of issuance of whole Shares, on or as soon as possible (and in no event more than sixty (60) days thereafter) following the applicable Vesting Date (each as defined in Exhibit A) that relates to such vested Restricted Stock Units. Each vested Restricted Stock Unit will be settled by the delivery of up to two Shares as determined in accordance with Exhibit A hereto (subject to adjustment under the Plan) to the Participant or, in the event of the Participant’s death, to the Participant’s estate or heirs, provided that the Participant has remained in Continuous Status as an Employee through the applicable Vesting Date, has satisfied all obligations with regard to the Tax-Related Items (as defined below) in connection with the Award, and that the Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares. No fractional shares will be issued under this Agreement.

Status of Award. Until the Restricted Stock Units vest and the Shares underlying the Restricted Stock Units are issued to the Participant pursuant to the terms of this Agreement, the Participant will have no rights as a stockholder of the Company with respect to the Shares subject to the Award (including, without limitation, any voting or dividend rights with respect to such Shares). Following the issuance of such Shares to the Participant hereunder, the Participant will be recorded as a stockholder of the Company with respect to such Shares and will have all voting rights and rights to dividends and other distributions with respect to such Shares.
Termination of Continuous Status as an Employee. Except as otherwise provided in this Agreement in the sections below entitled “Termination Without Cause or due to Constructive Termination,” and “Death or Permanent Disability of Participant,” or under Section 5 of Exhibit A hereto, in the event of the termination of the Participant’s Continuous Status as an Employee for any reason (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s Written Agreements), the Participant’s Restricted Stock Units will immediately cease to vest and any rights to the underlying Shares will be forfeited without consideration to the Participant on the effective date of termination of his or her Continuous Status as an Employee.
The Participant’s Continuous Status as an Employee will terminate effective as of the date the Participant is no longer providing services as an Employee (such date, the “Termination Date”), with such Termination Date being as of the end of any notice period mandated under the employment laws in the jurisdiction where the Participant is employed or providing services or provided for in the Participant’s Written Agreements (if applicable); provided, however, that the commencement of the “Transition Period” provided in the Participant’s Transition Agreement shall be deemed to immediately terminate Participant’s Continuous Status as an Employee. Subject to Section 409A of the Code, the Board (as defined below) will have the exclusive discretion to determine when the Participant’s Continuous Status as an Employee has terminated for purposes of the Award.
Upon termination of the Participant’s Continuous Status as an Employee, any Restricted Stock Units forfeited by the Participant shall be cancelled without payment of any consideration to the Participant.

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Termination without Cause or due to Constructive Termination (outside of a Change in Control).  In the event the Participant’s Continuous Status as an Employee is terminated by the Company without Cause (as defined in the Participant’s Written Agreements) or the Participant terminates his or her Continuous Status as an Employee due to Constructive Termination (as defined in the Participant’s Written Agreements), in each case, prior to the end of the 3-Year Performance Period (as defined in Exhibit A) and before a Change in Control, the Participant shall remain entitled to continued vesting of the Award as if employment had not terminated, based on the actual achievement of the Performance Goals as determined pursuant to Exhibit A through the [12][18] month period following the Termination Date (the “Tail Period”); provided, however, that no Shares shall vest pursuant to a Performance Period that has not concluded by the end of the Tail Period. Any portion of the Award that remains unvested following the Tail Period shall be cancelled without payment of any consideration to the Participant.
Any vesting of the Award that occurs after the Termination Date shall be conditioned upon (i) the Participant’s timely execution and non-revocation of the Transition Agreement (or in the absence of a Transition Agreement, a release of claims in a form and manner satisfactory to the Company) and (ii) if applicable, the Participant’s continued compliance with the terms of the Transition Agreement. The Restricted Stock Units that vest under this section shall be settled in whole Shares, on or as soon as possible following the applicable Vesting Date (and in no event more than sixty (60) days thereafter). Upon termination of the Participant’s Continuous Status as an Employee, any Restricted Stock Units forfeited by the Participant shall be cancelled without payment of any consideration to the Participant.
Death or Permanent Disability of Participant. In the event the Participant’s Continuous Status as an Employee terminates due to death or Permanent Disability (as defined in the Participant’s Written Agreements), in each case, prior to the end of the 3-Year Performance Period and before a Change in Control, then the balance of the Award that is unvested as of the Termination Date shall vest on the Termination Date based on the deemed achievement of the “target” performance level set forth on Exhibit A for any Performance Periods that have not ended as of the Termination Date. The Award shall vest based on actual achievement of the Performance Goals for any Performance Period that ended prior to the Termination Date.
Any vesting of the Award following the Termination Date shall be conditioned upon the Participant’s, timely execution and non-revocation of the Transition Agreement (or in the absence of a Transition Agreement, a release of claims in a form and manner satisfactory to the Company) or in the event of the Participant’s death, the Participant’s estate’s or heirs’ timely execution and non-revocation of a release of claims in a form and manner satisfactory to the Company. The Restricted Stock Units that vest under this section shall be settled in whole Shares as soon as possible following the vesting date (and in no event more than sixty (60) days thereafter).
Board Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement will be determined by the Company’s Board of Directors or a committee of directors designated by the Board pursuant to Section 4(a) of the Plan (including any subcommittee or other person(s) to whom the committee has delegated its authority) in its sole and absolute discretion (collectively, the “Board”). Such decision will be final and binding.
Transfer Restrictions. Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of Restricted Stock Units or Shares subject thereto prior to the date such Shares are issued to the Participant pursuant to this Agreement will be strictly prohibited and void.

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Securities Law Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other subsequent transfers of any Shares issued as a result of or under this Award, including without limitation (i) restrictions under the Company’s Securities Trading Policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act or any other similar applicable law (whether U.S. or non-U.S. law) covering the Award and/or the Shares underlying the Award, and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such Shares.
Insider Trading / Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company’s Securities Trading Policy. Further, the Participant acknowledges that, depending on the Participant’s country, the Participant may be subject to insider trading restrictions and/or market-abuse laws, which may affect his or her ability to sell the Shares during such times as he or she is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Participant’s country). Any restrictions under these laws or regulations are in addition to any restrictions that may be imposed under the Company’s Securities Trading Policy. The Participant understands and agrees that he or she should consult his or her personal legal advisor for details regarding any insider trading restrictions and/or market-abuse laws in his or her country and that the Participant is solely responsible for complying with such laws or regulations.
Certain Conditions of the Award. By accepting the Award, the Participant acknowledges and agrees that:
(a)The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)The grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted in the past;
(c)All decisions with respect to future award grants, if any, will be at the sole discretion of the Company;
(d)The Participant’s participation in the Plan will not create a right to further Continuous Status as an Employee and will not interfere with any applicable ability of the Company (or any Affiliate) to terminate the Participant’s Continuous Status as an Employee at any time;
(e)The Award and the Participant’s participation in the Plan will not be interpreted to form or amend an employment contract or relationship with the Company or any Affiliate;
(f)The Participant is voluntarily participating in the Plan;
(g)The Award and the Shares subject to the Award, and the income from and value of the same, are not intended to replace any pension rights or compensation;
(h)The Award and the Shares subject to the Award, and the income from and value of the same, are not part of normal or expected compensation for any purpose, including but not

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limited to calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement benefits or payments or welfare benefits or similar mandatory payments;
(i)The future value of the underlying Shares is unknown and cannot be predicted with certainty;
(j)Unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
(k)The Award and the Shares subject to the Award, and the income and value of the same, are not part of normal or expected compensation for any purpose;
(l)None of the Company, any Affiliate nor the Company or the Affiliate employing or engaging the Participant (the “Employer”) will be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement;
(m)No claim or entitlement to compensation or damages will arise from (i) forfeiture of the Award resulting from termination of the Participant’s Continuous Status as an Employee (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any) and/or (ii) forfeiture of the Award or recoupment of any Shares, cash or other benefits acquired pursuant to the Restricted Stock Units resulting from the application of any recoupment or clawback policy of the Company, as it may be amended from time to time (whether such policy is adopted on or after the date of this Agreement) or any recoupment otherwise required by applicable laws, regulations or stock exchange listing standards; and
(n)Unless otherwise agreed with the Company, the Award and the Shares subject to the Award, and the income and value of the same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate of the Company.
Data Privacy Notice and Consent. This section applies if the Participant resides outside of the United States:
(a)The Participant understands information about the Company’s data processing practices in connection with the Participant’s participation in the Plan is available in the Company’s Employee and Staff Privacy Policy provided here.

(b)The Participant understands that the Company will collect the Participant’s personal data for purposes of allocating the Shares and implementing, administering and managing the Plan. The Company will also transfer the Participant’s personal data to E*TRADE Corporate Financial Services, Inc. and its affiliated companies, Charles Schwab & Co.

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and its affiliated companies, or such other equity plan service provider as may be selected by the Company presently or in the future (the “Designated Broker”) so that the Designated Broker can assist the Company with the implementation, administration and management of the Plan. Without limiting any other rights the Company may have, the Participant declares his or her consent to the use of his or her personal data in connection with the Plan.

(c)The Participant’s participation in the Plan and grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant’s salary as an Employee of the Employer, or the Participant’s service with the Employer. Instead, the Company would not be able to grant the Participant the Restricted Stock Units or other awards, or administer or maintain such awards. The Participant understands that refusing or withdrawing his or consent may affect his or her ability to participate in the Plan.
Tax Obligations
(a)Responsibility for Taxes. The Participant acknowledges that, regardless of any action the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the responsibility of the Participant and may exceed the amount actually withheld by the Company or the Employer, if any.
    The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items; and (b) do not commit to and are under no obligation to structure the terms of the grant of rights or any aspect of the Participant’s participation in the Plan to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.
    Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
    The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
(b)    Withholding in Shares. Subject to applicable local law and to the extent that the Company or the Employer is required to withhold Tax-Related Items with respect to the Award, the Company will require the Participant to satisfy his or her obligation for Tax-Related Items by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award a number of whole Shares having a Fair Market Value on the applicable vesting date (or other applicable date on which the Tax-Related Items arise) not in excess of the amount of such Tax-Related Items, subject to subsection (d) below and provided that if the applicable date falls on a non-trading day, the Fair Market Value will be determined based on the closing price of the Common Stock on the next available trading day. For tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are held back

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solely for the purpose of satisfying the Company's (or the Employer's) withholding obligation with respect to the Tax-Related Items.
(c)    Alternative Withholding Methods. If the Company determines in its discretion that withholding in Shares is not permissible or advisable under applicable local law, the Company may satisfy its obligations for Tax-Related Items by one or a combination of the following:
(i)withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or
(ii)withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or
(iii)requiring the Participant to pay an amount equal to the Tax-Related Items to the Company or the Employer.
(d)Withholding Rate. The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including up to the maximum statutory tax rate for the applicable tax jurisdiction(s), to the extent consistent with the Plan and applicable laws. If the Company determines the withholding amount using maximum applicable rates, the Participant may be entitled to a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded by the Company or the Employer, the Participant may seek a refund from the local tax authorities to the extent the Participant wishes to recover the over-withheld amount in the form of a refund. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.
Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder will be given in writing and will be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or an Affiliate, or upon deposit in the U.S. Post Office or non-U.S. postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to this Agreement or at such other address as such party may designate in writing from time to time to the other party.
(a)Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, including the Appendix, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

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(b)Consent to Electronic Delivery. The Participant acknowledges that the Participant has read the “Delivery of Documents and Notices” section of this Agreement and consents to the electronic delivery of the Plan documents and Agreement, as described in this section.
The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.
The Participant may revoke his or her consent to the electronic delivery of documents described in this section or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. The Participant understands that he or she is not required to consent to electronic delivery of documents as described in this section.
Recoupment. As an additional condition of receiving the Award, the Participant agrees that the Restricted Stock Units whether vested or unvested, and/or the Shares, cash or other benefits acquired pursuant to the Restricted Stock Units (and any proceeds therefrom) may be subject to recoupment to the extent required (i) under the Company’s clawback policies in effect as of the date of this Agreement, or to the extent adopted following the date of this Agreement any similar policy applicable to circumstances where the Participant engages in misconduct, fraud, a violation of law or other similar circumstances, and, in each case, as they may be amended from time to time, or (ii) under applicable laws, regulations or stock exchange listing standards (collectively, the “Recoupment Policy”). In order to satisfy any recoupment obligation arising under the Recoupment Policy, among other things, the Participant expressly and explicitly authorize the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any Shares or other amounts acquired pursuant to the Restricted Stock Units to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the Recoupment Policy. No recovery of compensation as described in this section will be an event giving rise to your right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement with, the Company, any Subsidiary, Affiliate and/or the Employer.
Language. By accepting the Award, the Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English to allow the Participant to understand the terms and conditions of this Agreement and Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.
Governing Law; Venue. This Agreement will be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. For purposes of

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litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation will be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
Appendix. Notwithstanding any provisions in this Agreement, the grant of this Award will be subject to any additional terms and conditions set forth in any Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Foreign Asset / Account Reporting Requirements; Exchange Controls. The Participant acknowledges that his or her country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any sale proceeds or dividends paid on Shares acquired under the Plan). The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations and the Participant should consult his or her personal legal advisor for any details.
Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.

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Acceptance. Failure by the Participant to accept and acknowledge this Agreement prior to the first vesting shall result in a delay of the issuance of the Shares until the Agreement has been accepted or forfeiture of the Award if the Agreement is not accepted prior to such date that allows the Company to issue the Shares by March 15th of the year following the year the Award vests).

Cadence Design Systems, Inc.
By:
Name:
Title:
Date:

Acknowledged and Agreed:
By:	_________________________________
Name:
Date:	_________________________________

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APPENDIX
TERMS AND CONDITIONS
This Appendix includes additional terms and conditions that govern the Award granted to the Participant under the Plan if the Participant works and/or resides in one of the countries listed below.  If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing (or is considered as such for local law purposes), or if the Participant transfers employment and/or residency to a different country after the Award is granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Participant.
Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
NOTIFICATIONS
This Appendix also includes notifications regarding exchange controls, securities laws and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. These notifications are based on the securities, exchange control and other laws in effect in the respective countries as of May 2024. Such laws are often complex and change frequently. As a result, the Participant understands that he or she should not rely on the notifications contained in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out-of-date at the time the Participant vests in the Restricted Stock Units or sells any Shares obtained upon such vesting.
In addition, the notifications contained in this Appendix are general in nature, may not apply to the Participant’s particular situation and relate to the Participant’s personal obligations with respect to participation in the Plan and, as a result, the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s individual situation.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing (or is considered as such for local law purposes), or if the Participant relocates to a different country after the Award is granted, the notifications contained in this Appendix may not be applicable to the Participant in the same manner.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. The Participant understands and agrees that he or she should consult with his or her personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

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AUSTRIA
Notifications

Exchange Control Information. If the Participant holds securities (including Shares acquired under the Plan) or cash (including proceeds from the sale of Shares) outside of Austria, the Participant may be subject to reporting obligations to the Austrian National Bank. If the value of the Shares meets or exceeds a certain threshold, the Participant must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. Where the cash amounts held outside of Austria meets or exceeds a certain threshold, monthly reporting obligations apply as explained in the next paragraph.

If the Participant sells Shares, or receives any cash dividends, the Participant may have exchange control obligations if the Participant holds the cash proceeds outside of Austria. If the transaction volume of all the Participant’s accounts abroad meets or exceeds a certain threshold, the Participant must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed forms.
BELGIUM
NOTIFICATIONS
Foreign Asset/Account Reporting Information. The Participant is required to report any securities (e.g., Shares) or bank accounts (including brokerage accounts) held outside Belgium on his or her annual tax return. The first time the Participant reports the foreign security and/or bank accounts, the Participant will have to provide the National Bank of Belgium Central Contact Point with the account number, the name of the bank and the country in which the account was opened in a separate form. The form, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the caption Kredietcentrales / Centrales des crédits.

Stock Exchange Tax. A stock exchange tax applies to transactions executed by the Participant through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax likely will apply when Shares acquired under the Plan are sold. The Participant should consult his or her personal tax or financial advisor for additional details.

Annual Securities Accounts Tax Information. An “annual securities accounts tax” imposes a 0.15% annual tax on the value of the qualifying securities held in a Belgian or foreign securities account. The tax will not apply unless the total value of securities held in such account exceeds EUR 1 million on average on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). Different payment obligations apply depending on whether the securities account is held with a Belgian or foreign financial institution. The Participant understands the Participant should consult his or her personal tax advisor for more information regarding the Participant’s annual securities accounts tax payment obligations.

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 12          Rev. March 2025

BRAZIL
TERMS AND CONDITIONS
Compliance with Law. By accepting the Award, the Participant agrees to comply with any applicable Brazilian laws and is responsible for paying and reporting any and all applicable Tax-Related Items associated with the Participant’s participation in the Plan and the sale of Shares obtained as a result of the Participant’s participation in the Plan. The Participant agrees that, for all legal purposes, (i) any benefits provided to the Participant under the Plan are the result of commercial transactions unrelated to the Participant’s employment; (ii) the Plan is not a part of the terms and conditions of the Participant’s employment; and (iii) the income from the Shares acquired under the Plan, if any, is not part of the Participant’s remuneration from employment.
Certain Conditions of the Award. This provision supplements the “Certain Conditions of the Award” section of this Agreement:
By accepting the Award, the Participant acknowledges and agrees that (i) the Participant is making an investment decision and iii) the value of the underlying Shares is not fixed and may increase or decrease over the vesting period without compensation to the Participant.
NOTIFICATIONS
Exchange Control Information. The Participant is required to submit a declaration of assets and rights (including Shares acquired under the Plan) held outside of Brazil if the aggregate value of such assets exceeds a threshold amount that is established annually by the Central Bank. The Participant should consult with his or her personal legal advisor to determine whether he or she will be subject to this reporting requirement.
CANADA
TERMS AND CONDITIONS
Form of Settlement. Notwithstanding any discretion contained in the Plan, the Award will be settled in Shares only.
Termination of Employment. This provision replaces the “Termination of Continuous Status as an Employee” section of the Agreement:
For purposes of the Participant’s participation in the Plan, in the event of termination of the Participant’s Continuous Status as an Employee (regardless of the reason for such termination and whether or not later found to be invalid, unlawful or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any) for any reason, other than his or her death, the Participant’s Restricted Stock Units will immediately cease to vest and any rights to the underlying Shares will be forfeited without consideration to the Participant upon the earliest of: (i) the Employee receiving notice of termination of employment, (ii) the Employee providing notice of resignation from his or her employment, and (iii) the Employee ceasing to provide active services, regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, common law, civil law, contract or otherwise. The Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Participant's right to vest ceases, nor will the Participant be entitled to any compensation for lost

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 13          Rev. March 2025

vesting. In the event that the date when the Participant’s Continuous Status as an Employee has terminated cannot be reasonably determined under the terms of the Agreement and/or the Plan, the Board will have the exclusive discretion to determine when the Participant’s Continuous Status as an Employee has terminated for purposes of the Award (including whether the Participant may still be considered to be providing services while on a leave of absence).
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Participant's right to vest in the Restricted Stock Units, if any, will terminate effective as of the last day of the Participant's minimum statutory notice period, but the Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Participant's statutory notice period, nor will the Participant be entitled to any compensation for lost vesting.
The following provision will apply if the Participant is a resident of Quebec:
French Language Documents. A French translation of this Agreement and the Plan will be made available to the Participant concurrently with this Agreement. The Participant understands that, from time to time, additional information related to the Restricted Stock Units may be provided in English and such information may not be immediately available in French. Notwithstanding anything to the contrary in the Agreement, and unless the Participant indicates otherwise, the French translation of the Plan and this Agreement will govern the Participant's participation in the Plan.
Data Privacy Notice and Consent. This provision supplements the applicable “Data Privacy Notice and Consent” section of this Agreement:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, the Employer, its Affiliates and the plan administrator to disclose and discuss the Plan with their respective advisors, including the Designated Broker. The Participant further authorizes the Employer, the Company and its Affiliates to record such information and to keep such information in the Participant’s employee file. The Participant acknowledges and agrees that the Participant’s personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the U.S. If applicable, the Participant also acknowledges that the Company, the Employer, its Affiliates and the Designated Broker may use technology for profiling purposes and to make automated decisions that may have an impact on the Participant or the administration of the Plan.
NOTIFICATIONS
Securities Law Information. Shares acquired through the Plan may be sold through the Designated Broker, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the Nasdaq Global Select Market).
Foreign Asset/Account Reporting Information. Specified foreign property, including Shares acquired under the Plan and other rights to receive Shares (e.g., Restricted Stock Units) of a non-Canadian company held by the Participant must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, such rights must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because other specified foreign property the Participant

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holds. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if the Participant owns other shares of the same company, this ACB may have to be averaged with the ACB of the other shares.
CHINA
TERMS AND CONDITIONS
Mandatory Sale Restriction. Due to exchange control considerations in the People’s Republic of China (“PRC”), the Company reserves the right to require the sale of any Shares issued to the Participant upon vesting of the Restricted Stock Units, either (i) immediately upon vesting of the Restricted Stock Units, (ii) within ninety (90) days following the termination of the Participant’s Continuous Status as an Employee, or (iii) within any other such time frame as may be required by the PRC State Administration of Foreign Exchange.
By accepting the Award, the Participant acknowledges that he or she understands and agrees that the Company is authorized to, and may in its sole discretion, instruct the Designated Broker to assist with the mandatory sale of Shares (on the Participant’s behalf pursuant to this authorization) and the Participant expressly authorizes the Designated Broker to complete the sale of such Shares. The Participant acknowledges that the Designated Broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the proceeds, less any Tax-Related Items and brokerage fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations.
Exchange Control Restrictions. By accepting the Award, the Participant understands and agrees that, due to exchange control laws in China, the Participant is not permitted to transfer any Shares acquired under the Plan out of the Participant’s account established with the Designated Broker, and that the Participant will be required to immediately repatriate all proceeds due to the Participants as a result of his or her participation in the Plan, including any proceeds from the sale of Shares acquired under the Plan to China.
The Participant further understands that such repatriation of the proceeds will need to be effected through a special exchange control account established by the Company, the Employer, or an Affiliate in China, and the Participant hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to the Participant in China. The proceeds may be paid in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Participant understands that he or she may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, the Participant acknowledges that the Company is under no obligation to secure any particular currency conversion rate, and that it may face delays in converting the proceeds to local currency due to exchange control restrictions in China. The Participant acknowledges and agrees that he or she bears the risk of any currency conversion rate fluctuation between the date that the Shares are sold and the date of conversion of the proceeds to local currency. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
FINLAND
There are no country-specific provisions.

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 15          Rev. March 2025

FRANCE
TERMS AND CONDITIONS
Consent to Receive Information in English. By accepting the Award, the Participant confirms having read and understood the Plan and this Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.
En acceptant l’attribution, le Participant confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.
NOTIFICATIONS
Foreign Asset/Account Reporting Information. French residents must report all foreign bank and brokerage accounts on an annual basis (including accounts opened, held, used and/or closed during the tax year) on a special form together with the income tax return. Failure to report triggers a significant penalty.
GERMANY
NOTIFICATIONS
Exchange Control Information.  Cross-border payments in excess of EUR 50,000 (as of January 1, 2025) must be reported to the German Federal Bank (Bundesbank). If the Participant acquires Shares with a value in excess of this amount, the Employer will report the acquisition of the Shares to Bundesbank. If the Participant otherwise makes or receives a payment in excess of this amount (e.g., if Shares are withheld to cover applicable Tax-Related Items or if the Participant sell Shares via a foreign broker, bank or service provider and receive proceeds in excess of this amount) and/or if the Company withholds or sells Shares with a value in excess of this amount to cover the Tax-Related Items, the Participant must report the payment and/or the value of the Shares withheld or sold to Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeine Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank.
Foreign Asset/Account Reporting Information. The Participant understands that if his or her acquisition of Shares under the Plan leads to a so-called “qualified participation” at any point during the calendar year, the Participant may need to report the acquisition when he or she files his or her tax return for the relevant year. A “qualified participation” is attained if (i) the value of the Shares acquired exceeds EUR 150,000 and the Participant holds Shares reaching or exceeding 1% of the Company’s total Common Stock or (ii) in the unlikely event the Participant holds Shares exceeding 10% of the Company's total Common Stock.

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 16          Rev. March 2025

GREECE
NOTIFICATIONS
Foreign Asset/Account Reporting Information. If the Participant acquires Shares under the Plan, the Participant must report such foreign assets on the Participant’s annual tax return.
HUNGARY
There are no country-specific provisions.
INDIA
TERMS AND CONDITIONS
Form of Settlement. Notwithstanding any discretion contained in the Plan, the Award will be settled in Shares only.
NOTIFICATIONS
Exchange Control Information. The Participant must repatriate any funds received from participation in the Plan (e.g., proceeds from the sale of Shares) within such time as prescribed under applicable Indian exchange control laws, which may be amended from time to time. The Participant should obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Company or the Employer requests proof of repatriation. The Participant may be required to provide information regarding funds received from participation in the Plan to the Company and/or the Employer to enable them to comply with their filing requirements under exchange control laws in India.
Foreign Asset/Account Reporting Information. The Participant must declare the following items in his or her annual tax return: (i) any foreign assets held (including Shares acquired under the Plan), and (ii) any foreign bank accounts for which the Participant has signing authority. The Participant is responsible for complying with this reporting obligation and should consult his or her personal tax advisor in this regard.
IRELAND
There are no country-specific provisions.
ISRAEL
TERMS AND CONDITIONS
Nature of Award. By accepting the Award, the Participant understands and agrees that the Restricted Stock Units are offered subject to and in accordance with the Sub-Plan for Israeli Participants to the Plan (the “Israeli Subplan”) and the Award is intended to be a Capital Gain Award pursuant to Section 102 of the Ordinance (as defined in the Israeli Subplan). Notwithstanding the foregoing, the Company does not undertake to maintain the qualified status of the Restricted Stock Units and the Participant acknowledges that he or she will not be entitled to damages of any nature

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 17          Rev. March 2025

whatsoever if the Award becomes disqualified and no longer qualifies as a Capital Gain Award. In the event of any inconsistencies between the Israeli Subplan, the Agreement and/or the Plan, the terms of the Israeli Subplan will govern.
Further, to the extent requested by the Company or the Employer, the Participant agrees to execute any letter or other agreement in connection with the grant of the Restricted Stock Units or any future Restricted Stock Units granted under the Israeli Subplan. If the Participant fails to comply with such request, the Award may not qualify as a Capital Gain Award.
Trust Arrangement. The Participant acknowledges and agrees that the Award and any Shares issued upon vesting of the Restricted Stock Units will be held on the Participant’s behalf, in trust, or controlled by the Company’s designated trustee in Israel, Tamir Fishman or any such other trustee in Israel which may be designated by the Company in the future (the “Trustee”) in accordance with the terms of the trust agreement between the Company and the Trustee. The Participant further agrees that such Shares will be subject to the Holding Period (as defined in the Israeli Subplan). The Company may, in its sole discretion, replace the trustee from time to time and instruct the transfer of all Restricted Stock Units and Shares held and/or administered by such trustee at such time to its successor and the provisions of the Agreement will apply to the new trustee.
Restriction on Sale. The Participant acknowledges that, in order to maintain the Award’s status as a Capital Gain Award, any Shares issued upon vesting of the Restricted Stock Units may not be disposed of prior to the expiration of the Holding Period. Accordingly, the Participant will not dispose of (or request the Trustee to dispose of) any such Shares prior to the expiration of the Holding Period, other than as permitted by applicable law. For purposes of this Appendix for Israel, “dispose” will mean any sale, transfer or other disposal of the Shares by the Participant or the Trustee, including a release of such Shares from the Trustee to the Participant.
Tax Obligations. This provision supplements the “Tax Obligations” section of the Agreement:
Upon disposal of the Shares, the fair market value of the Restricted Stock Units on the Date of Award (as computed in accordance with the provisions of the Ordinance relating to Capital Gain Awards) will be subject to taxation in Israel in accordance with ordinary income tax principles. Moreover, in the event that the Participant disposes of any Shares underlying the Restricted Stock Units prior to the expiration of the Holding Period, the Participant acknowledges and agrees that any additional gains from the sale of such Shares will not qualify for capital gains tax treatment applicable to Capital Gain Awards and will be subject to taxation in Israel in accordance with ordinary income tax principles. Further, the Participant acknowledges and agrees that he or she will be liable for the Employer’s component of payments to the Israeli National Insurance Institute (to the extent such payments by the Employer are required).
The Participant further agrees that the Trustee may act on behalf of the Company or the Employer, as applicable, to satisfy any obligation to withhold Tax-Related Items applicable to the Participant in connection with the Restricted Stock Units granted under the Israeli Subplan.
Additional Conditions of the Award. By accepting the Award, the Participant (i) declares that she/he is familiar with Section 102 and the regulations and rules promulgated thereunder, including without limitations the provisions of the tax route applicable to the Awards, and agrees to comply with such provisions, as amended from time to time, provided that if such terms are not met, Section 102 may not apply, and (ii) agrees to the terms and conditions of the trust deed signed between the Trustee and the Company and/or the Employer, which is available for the Participant’s review, during normal working hours, at Company’s offices, (iii) acknowledges that releasing the Awards and

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 18          Rev. March 2025

Shares from the holding or control of the Trustee prior to the termination of the Holding Period constitutes a violation of the terms of Section 102 and agrees to bear the relevant sanctions, (iv) authorizes the Company and/or the Employer to provide the Trustee with any information required for the purpose of administering the Plan including executing its obligations under the Ordinance, the trust deed and the trust agreement, including without limitation information about his/her Awards, Shares, income tax rates, salary bank account, contact details and identification number.
NOTIFICATIONS
Securities Law Information. An exemption from filing a prospectus in relation to the Plan has been granted to the Company by the Israeli Securities Authority. Copies of the Plan and the Form S-8 registration statement for the Plan filed with the SEC are available at my local human resources department.
ITALY
TERMS AND CONDITIONS
Plan Document Acknowledgment. By accepting the grant of the Award, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement, including this Appendix and has reviewed the Plan and the Agreement (including this Appendix) in their entirety and fully understands and accept all provisions of the Plan and the Agreement (including this Appendix).
The Participant further acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement: Vesting Schedule; Settlement; Status of Award; Termination of Continuous Status as an Employee; Certain Conditions of the Award; Data Privacy Notice and Consent; Tax Obligations; Language; Governing Law and Venue; Appendix; and Imposition of Other Requirements.
NOTIFICATIONS
Foreign Asset/Account Reporting Information. If, at any time during the fiscal year, the Participant holds foreign financial assets (including cash, rights and Shares) which may generate income taxable in Italy, the Participant is required to report these assets on his or her annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to the Participant if he or she is the beneficial owner of foreign financial assets under Italian money laundering provisions.

JAPAN
NOTIFICATIONS
Exchange Control Information. If the Participant acquires Shares valued at more than JPY 100 million in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days after the acquisition of the Shares. The Participant should consult his or her personal tax advisor to determine the applicable reporting obligations.
Foreign Asset/Account Reporting Information.  The Participant is required to report details of any assets held outside of Japan as of December 31, including Shares acquired under the Plan, to the

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 19          Rev. March 2025

extent such assets have a total net fair market value exceeding JPY 50,000,000. Such report will be due by March 15th each year. The Participant is responsible for complying with this reporting obligation if applicable to the Participant and should consult his or her personal tax advisor in this regard.
MEXICO
TERMS AND CONDITIONS
No Entitlement or Claims for Compensation. These provisions supplement the "Certain Conditions of the Award " section  of this Agreement:
Modification. By accepting the Restricted Stock Units, the Participant understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The grant of Restricted Stock Units the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at 2655 Seely Avenue, Building 5, San Jose, California 95134 U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis, nor does it establish any rights between the Participant and the Employer. Further, the Participant agrees that any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment or service contract, if applicable.
Plan Document Acknowledgment. By accepting the Restricted Stock Units, the Participant acknowledges that the Participant has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, by accepting the Agreement, the Participant further acknowledges that the Participant has read and specifically and expressly approved the terms and conditions in the "Certain Conditions of the Award " section  of this Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Parent or Subsidiary or Affiliate are not responsible for any decrease in the value of the Shares underlying the Restricted Stock Units.
Finally, the Participant hereby declares that the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of the Participant’s participation in the Plan and therefore grants a full and broad release to the Employer, the Company and any Parent or Subsidiary or Affiliate with respect to any claim that may arise under the Plan.

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 20          Rev. March 2025

Spanish Translation
Sin derecho a compensación o reclamaciones por compensación. Estas disposiciones complementan la sección “Ciertas Condiciones de la Adjudicación” del presente Acuerdo:
Modificación. Al aceptar las Unidades de Acciones Restringidas, el Empleado entiende y acuerda que cualquier modificación al Plan o al Contrato o su terminación no constituirá un cambio o perjuicio a los términos y condiciones de empleo.
Declaración de Política. El otorgamiento de Unidades de Acciones Restringidas que la Compañía está haciendo de conformidad con el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin responsabilidad alguna.
La Compañía, con oficinas registradas ubicadas en 2655 Seely Avenue, Building 5, San Jose, California 95134, EE.UU. es únicamente responsable de la administración del Plan y la participación en el Plan y la adquisición de Acciones no establece, de forma alguna, establecer una relación de trabajo entre el Empleado y la Compañía, ya que el Empleado está participa en el Plan de una base totalmente comercial, y tampoco establece ningún derecho entre el Empleado y el Patrón. Asimismo, el Empleado acuerda que cualquier modificación al Plan o a su terminación no generarán un cambio o impedimento en los términos y condiciones derivados de su contrato de servicios.
Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las Unidades de Acciones Restringidas, el Empleado reconoce que el Empleado ha recibido copias del Plan, ha revisado el Plan y el Contrato en su totalidad y entiende y acepta completamente todas las disposiciones contenidas en el Plan y en el Contrato.
Adicionalmente, mediante la firma del Contrato, el Empleado reconoce que el Empleado ha leído y específica y expresamente ha aprobado los términos y condiciones del sección "Ciertas Condiciones de la Adjudicación" de este Acuerdo, en el que claramente se ha descrito y establecido que: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el Plan es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía y cualquier empresa Matriz, Subsidiaria o Afiliada no son responsables por cualquier disminución en el valor de las Acciones subyacentes a las Unidades de Acciones Restringidas.
Finalmente, el Empleado de acuerdo en que el Empleado no se reserva ninguna acción o derecho para interponer cualquier demanda o reclamación en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, por lo tanto, otorga finiquito al Patrón, la Compañía y cualquier empresa Matriz, Subsidiaria o Afiliada con respecto a cualquier demanda o reclamación que pudiera surgir en virtud del Plan.
NOTIFICATIONS
Securities Law Information. Any Restricted Stock Units offered under the Plan and the Shares underlying the Restricted Stock Units have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico.  In addition, the Plan and any other document relating to any Restricted Stock Units may not be publicly distributed in Mexico. These materials are addressed to the Participant only because of the Participant’s existing relationship with the Company and its

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 21          Rev. March 2025

Subsidiaries and Affiliates and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees or contractors of the Company or one of its Subsidiaries and Affiliates s, made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
NETHERLANDS
There are no country-specific provisions.
POLAND
NOTIFICATIONS
Exchange Control Information. Information regarding bank or brokerage accounts holding cash and securities (including Shares) outside of Poland must be reported on a quarterly basis to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds a certain threshold. Any transfer of funds in excess of a certain threshold into or out of Poland must be effected through a bank account in Poland. All documents connected with any foreign exchange transactions should be retained for a period of five (5) years as measured from the end of the year in which such transaction occurred.
SINGAPORE
NOTIFICATIONS
Securities Law Information. The Award under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Hence, statutory liability under the SFA in relation to the content of prospectuses will not apply. The Award granted under the Plan is subject to section 257 of the SFA and the Participant understands that he or she should not sell or offer to sell, any Shares directly to any person or entity in Singapore unless such sale or offer is made (i) six months or more after the date of grant, (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA, or (iii) pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
Director Notification Information. Any director, associate director or shadow director of a Singapore Affiliate or Related Entity is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Affiliate or Related Entity in Singapore in writing when receiving or disposing of an interest (e.g., rights or Shares) in the Company or in any Affiliate or Related Entity. Such notifications must be made within two days of acquiring or disposing of an interest in the Company or any Affiliate or Related Company, or within two days of becoming a director if such an interest is held at that time.

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 22          Rev. March 2025

SOUTH KOREA
NOTIFICATIONS
Exchange Control Information. If the Participant sells Shares acquired under the Plan or receives cash dividends, the Participant may have to file a report with a Korean foreign exchange bank, provided the proceeds are in excess of USD 5,000 (per transaction) and deposited into a non-Korean bank account. A report may not be required if proceeds are deposited into a non-Korean brokerage account. The Participant is responsible for complying with any applicable exchange control reporting obligations in Korea and the Participant should consult his or her personal legal advisor to determine his or her personal reporting obligations.
Foreign Asset/Account Reporting Information. The Participant must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds the applicable threshold on any month-end date during a calendar year. The Participant should consult his or her personal tax advisor to determine his or her personal reporting obligations.
SWEDEN
TERMS AND CONDITIONS
Tax Obligations. This provision supplements the “Tax Obligations” section of this Agreement:
Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the “Tax Obligations” section of this Agreement, by accepting the Award, the Participant authorizes the Company and/or the Employer by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award or withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

SWITZERLAND

NOTIFICATIONS
Securities Law Information. Neither this document nor any other materials relating to the offer of participation in the Plan (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”); (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company; or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 23          Rev. March 2025

TAIWAN

NOTIFICATIONS
Securities Law Information. The offer of participation in the Plan is available only for eligible Employees. The offer of participation in Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Participant may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD 500,000 or more in a single transaction, the Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank. The Participant should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.
UNITED KINGDOM
TERMS AND CONDITIONS
Tax Withholding. This provision supplements the “Tax Obligations” section of this Agreement:
Without limitation to the “Tax Obligations” section of the Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provisions will not apply. The Participant understands that, in the event he or she is an executive officer or director and the income tax is not collected by the Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable for the value of any NICs due on this additional benefit.
UNITED STATES OF AMERICA
There are no country-specific provisions.

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 24          Rev. March 2025

EXHIBIT A
PERFORMANCE-BASED VESTING CONDITIONS

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 25          Rev. March 2025

EXHIBIT B
LIST OF COMPANIES INCLUDED IN THE S&P MIDCAP 400 INFORMATION TECHNOLOGY INDEX AND THE S&P 500 IT INDEX AS OF THE DATE OF AWARD
(attached)

Omnibus Equity Incentive Plan - PSU Agreement (rTSR) - 26          Rev. March 2025